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EXHIBIT 5

[LETTERHEAD OF DILWORTH PAXSON LLP]

DIRECT DIAL NUMBER:
(215) 575-7000

June 8, 2004

Board of Directors
Isolagen, Inc.
2500 Wilcrest, 5th Floor
Houston, TX 77042

  Re:
  Registration Statement on Form S-3

Ladies and Gentlemen:

        As counsel for Isolagen, Inc., a Delaware corporation (the "Company"), we have been asked to render an opinion with respect to certain matters relating to the registration, offer and sale of up to 8,050,000 shares (the "Shares") of the Company's Common Stock, par value $.001 per share (the "Common Stock") by the Company and certain selling stockholders of the Company (the "Selling Stockholders"). The Shares, which include up to 200,000 shares and 850,000 shares of Common Stock issuable by the Company and Selling Stockholders, respectively, pursuant to an over-allotment option granted to the underwriters, are to be sold to the underwriters for sale to the public or issued to the Representatives of the underwriters as described in the Registration Statement.

        The Shares are registered by the Company under the Securities Act of 1933, as amended (the "Act") pursuant to a registration statement on Form S-3 filed with the Securities and Exchange Commission on April 28, 2004, as amended by Amendment No. 1 filed on May 17, 2004, and as amended by Amendment No. 2 filed on June 8, 2004 (collectively referred to hereinafter as the "Registration Statement").

        In rendering this opinion, we have examined: (i) the Certificate of Incorporation and By-laws of the Company, each as presently in effect; (ii) resolutions of the Company's Board of Directors authorizing the issuance of the Shares, (iii) resolutions of the Company's Board of Directors authorizing the preparation and filing of the Registration Statement; (iv) the Registration Statement; and (v) such certificates and other documents as we have deemed appropriate or necessary as a basis for the opinions hereinafter expressed.

        In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and authenticity of the originals of such latter documents. As to any facts material to the opinion expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

        Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized, and when issued, sold and delivered after the Registration Statement shall have become effective under the Act, will be validly issued, fully paid and nonassessable.

        We have made such investigation of the General Corporation Law of the State of Delaware as we have considered appropriate for the purpose of rendering the opinion expressed above. We are qualified to practice law in the Commonwealth of Pennsylvania and the State of Delaware; this opinion is limited to the Federal law of the United States and the General Corporation Law of the State of Delaware (including current judicial interpretations thereof).

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this Firm in the Registration Statement.

                      Very truly yours,
                      DILWORTH PAXSON LLP

cc: Jeffrey W. Tomz, Chief Financial Officer and Secretary of Isolagen, Inc.

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  EXHIBIT 5